TARGET MATURITY 2010  FUND

                                   A SERIES OF

                        FIRST INVESTORS LIFE SERIES FUND

                                   UNDERTAKING


First Investors Life Insurance Company, which has contributed $100 to Target Maturity 2010 Fund (the "Fund"), a separate designated series of First Investors Life Series Fund, hereby undertakes not to remove such initial contribution from the Fund for a period of two years from the date of commencement of operations of the Fund.


                                          FIRST INVESTORS LIFE INSURANCE COMPANY



                                         By /S/Richard H. Gaebler
                                            ---------------------
                                               Richard H. Gaebler
                                               President

Date:
February 2, 1996